ADAMS STREET PARTNERS

INTEGRITY POLICY

DATED MARCH 20, 2025

The following investment advisory firms (and collectively with the general partner entities affiliated with certain Adams Street Partners Funds, each an “Adviser,” and collectively the “Advisers”) have adopted the following code of ethics and securities trading policy (the “Integrity Policy”) governing the business conduct of personal securities trading by personnel of Adams Street Partners, LLC and its affiliated investment advisers (collectively, “Adams Street Partners” or the “Firm”):

•	Adams Street Partners, Inc.

•	Adams Street Partners UK LLP

•	Adams Street Partners Singapore Pte. Ltd.

•	Adams Street Partners (Beijing) Co., Ltd

•	Adams Street Partners Japan Godo Kaisha

•	Adams Street Partners (Europe) GmbH

•	Adams Street Credit Advisors LP

•	Adams Street Advisors, LLC

•	Adams Street Canada Ltd.

Adams Street Partners has many important assets, including its long standing reputation for integrity. Preserving this integrity demands the continuing attention of all personnel. All personnel are expected to use common sense and sound judgment, and to avoid any activity or relationship that may reflect unfavorably on Adams Street Partners as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

The purpose of this Integrity Policy is to foster compliance with applicable U.S. and non-U.S. legal and regulatory requirements and to eliminate transactions that present a conflict with the best interests of the Adams Street Partners Funds and other clients. Although no written code can take the place of personal integrity, this Integrity Policy sets forth the minimum standards of proper conduct. This Integrity Policy also includes policies designed to ensure that Employees of Adams Street Partners (as defined below) are in compliance with insider trading and market abuse laws both when trading in a personal capacity and when trading or advising others to trade in a professional capacity. Any conduct that violates this Integrity Policy is unacceptable.

Employees are expected to notify the CCO of any violation (or potential violation) of the Compliance Program, including this Integrity Policy, of which they become aware. If a violation involves the CCO, Employees may report such concern to the firm’s Chief Legal Officer. It is the Firm’s policy that such reports will be maintained as confidential, except as required by law. Additionally, and as further described in the Firm’s Compliance Manual in the section titled “Reporting Suspicious Activities and Concerns”, it is the Firm’s policy that no adverse action will be taken against an Employee reporting a violation or potential violation in good faith.

On occasion, various policies and procedures included herein will be updated throughout the year and such updates will be distributed to relevant Employees; however, such updates may not always be reflected in the current version of this Integrity Policy or other related policies and procedures until the following official revision.

ARTICLE I

DEFINITIONS

In addition to the terms defined in the foregoing paragraph, the following terms will have the following meanings for purposes of this Integrity Policy:

1.	“Adams Street Partners” has the meaning assigned to it in the forepart of this Integrity Policy.

2.

“Adams Street Partners Fund” generally refers to private funds advised by Adams Street Partners, LLC and operated in accordance with exemptions from registration under the Investment Company Act (e.g., Section 3(c)(1) or Section 3(c)(7)).

3.	“Adviser(s)” has the meaning assigned to it in the forepart of this Integrity Policy.

4.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

5.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act. As a general matter, you are the “Beneficial Owner” of Securities with respect to which you have a pecuniary interest, either directly or indirectly (such as through a contract, arrangement, understanding, or other relationship). For example, you generally would be the Beneficial Owner of the following:

(i)	Securities held in your own name or by a member of your Immediate Family (as defined below);

(ii)	Securities held jointly with another;

(iii)	Securities held in a trust of which you or an Immediate Family member is the beneficiary;

(iv)	Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan; and

(v)	Securities owned by a corporation, trust, partnership or other entity which you directly or indirectly control.

6.	“CCO” means the Chief Compliance Officer of Adams Street Partners.

7.

“Non-Discretionary Account” means an account for which an Employee does not (a) exercise any investment discretion or decision-making, (b) receive notice of transactions prior to execution, or (c) otherwise have direct or indirect influence or control, except with respect to the ability to terminate the relationship with the relevant adviser and/or broker. Adams Street Partners requires any Employee wishing to have an account treated as a Non-Discretionary Account to contact the CCO or the CCO’s designee for approval.

8.

“Employee” means any partner, member (in the case of Adams Street Partners UK LLP), officer, director, supervisor (or other person occupying a similar status or performing similar functions) or employee, including part-time employees, of an Adviser, or any other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of such Adviser.

9.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

10.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of the GLBA, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Jumpstart Our Business Startups Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to private funds and registered investment advisers; each of the foregoing as amended and revised from time to time as well as any rules adopted under any of the preceding by the SEC or the U.S. Department of the Treasury.

11.	“GLBA” means the Gramm-Leach-Bliley Act.

12.

“Immediate Family” means any of the following relationships sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

13.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

14.	“Integrity Policy” means this Integrity Policy.

15.	“Investment Company Act” means the Investment Company Act of 1940, as amended.

16.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506) thereof.

17.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

18.	“Reportable Security” refers to securities reportable under this Integrity Policy, and generally will include all Securities, but for this purpose will not include:

•	direct obligations of the U.S. Government;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market mutual funds;

•	Securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (529 Plans);

•	shares issued by unaffiliated open-end mutual funds; or

•	shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds.

19.	“Restricted List” means the list of companies/Securities in which trading by Employees is prohibited, as maintained by the CCO, which includes:

•	all Adams Street Partners Fund portfolio Securities; and

•	Securities with respect to which Adams Street Partners may have material, non-public information, as determined by the CCO.

Companies and Securities will remain on the Restricted List until such time as the CCO determines. The Restricted List is not published internally; however it is maintained in the Software and is automatically checked when an Employee enters a preclearance request in association with the proposed purchase or sale of any Reportable Security.

For the avoidance of doubt, Employees are required to report any potential material, non-public information to appropriate compliance personnel so that the CCO can determine whether related securities should be placed on the firm’s Restricted List.

20.	“SEC” means the Securities and Exchange Commission.

21.	“Securities Act” means the Securities Act of 1933, as amended.

22.

“Security” generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act. Any questions regarding whether an instrument is a Security under the Federal Securities Laws and/or for purposes of this Integrity Policy should be directed to the CCO.

23.	“SPAC” means a special purpose acquisition company.

24.	“Software” means the compliance software employed by the Advisers to track holdings relevant to this policy.

ARTICLE II

STANDARDS OF BUSINESS CONDUCT

The following standards of business conduct will govern personal investment activities and the interpretation and administration of this Integrity Policy:

1.	The interests of the Advisers’ clients (i.e., the Adams Street Partners Funds and separate account clients) must be placed first at all times;

2.

All personal securities transactions must be conducted consistent with this Integrity Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

3.	Employees should not take inappropriate advantage of their positions; and

4.	Employees must comply with applicable Federal Securities Laws, as well as applicable laws and regulations in all other jurisdictions in which Adams Street Partners does business.

This Integrity Policy prohibits all Employees from:

1.	Employing any device, scheme or artifice to defraud any investor or prospective investor;

2.

Making to any investor or prospective investor any untrue statement of a material fact or failing to state to such investor or prospective investor a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon any investor or any prospective investor;

4.	Engaging in any fraudulent, deceptive or manipulative act, practice or course of business with respect to any investor or any prospective investor;

5.	Revealing to any other person (except in the normal course of an Employee’s duties on behalf of a client) any information regarding investments of, or transactions by, any investor or the consideration by any investor or Adams Street Partners of any securities transactions; or

6.	Misrepresenting an Employee’s title or role at Adams Street Partners to any other person.

This Integrity Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Employees from responsibility for personal trading or other conduct that violates a fiduciary duty to the Advisers’ clients (i.e., the Adams Street Partners Funds and Adams Street Partners’ separate account clients).

An Employee who has any questions regarding the application of this Integrity Policy should contact the CCO or the CCO’s designee.

ARTICLE III

TRADING RULES FOR PERSONAL/RELATED ACCOUNTS

The following rules govern Securities trading by all Employees and their Immediate Family members. In the event there is any uncertainty of the propriety of any trade being contemplated, consult with the CCO or the CCO’s designee.

1.

Insider Trading Strictly Prohibited. No Employee may engage in any trade or order activity or investment if such activity is the result of exposure to material, non- public information, i.e., inside information (see Article V).

2.

Front Running Strictly Prohibited. No Employee may make an investment that anticipates (i.e., front runs), competes with or parallels a client/fund investment or an investment in which Adams Street Partners is acting for its own account.

3.

IPO and SPAC Preclearance. No Employee may acquire Beneficial Ownership in any Securities in an Initial Public Offering or SPAC without obtaining prior approval of the CCO by submitting a clearance request.

4.

Limited Offering Preclearance. No Employee may acquire Beneficial Ownership in any Securities in a Limited Offering without obtaining prior approval of the CCO by submitting a clearance request. Further, Employees must obtain pre-approval prior to exercising a voluntary redemption from any such Limited Offerings (e.g., withdrawal from a hedge fund or secondary sale of private equity interests, but not including non-discretionary capital distributions as determined by the relevant Fund’s general partner or investment manager).

5.

Restricted List Preclearance. No Employee may acquire or dispose of Beneficial Ownership in any Security of a company on the Adviser’s Restricted List without obtaining prior approval of the CCO by submitting a clearance request.

•

Avoiding Restricted List Trading Violations; Software Clearance and Timely Execution of Trades. Because of the dynamic nature of the Advisers’ Restricted List, Adams Street does not publish such Restricted List, instead maintaining the Restricted List directly in the automated trading Software, which facilitates pre-transaction checks against the Restricted List through an online form submission. Therefore, Employees should enter all proposed trades in public company and business development company Securities in the Software prior to executing any transaction. The Software will inform the Employee if such transaction is “approved” or “pending”. Note that a trade preclearance request that is “pending” indicates that a Security may be on the Advisers’ Restricted List, and Employees who still wish to trade such a Security must contact the CCO, submit a clearance request and obtain the CCO’s approval prior to engaging in such transaction. Employees should attempt to trade as soon as possible following such automated approval, and not more than twenty-four (24) hours following such approval.

6.	Non-Discretionary Account Pre-Approval. Employees are not required to obtain prior approval of the CCO for transactions that are effected in any Non-Discretionary Account.

7.

Non-Discretionary Transactions. Employees are not required to obtain pre-approval for shares acquired as a result of transactions for which the Employee did not exercise discretion as to price or timing of such trades. Such trades may include: shares issued as a result of a tender offer or other corporate transaction which has been made generally available to all shareholders of the issuer; (ii) shares issued as a result of a Dividend Re-Investment Plan (“DRIP”) plan; (iii) shares issued as part of a stock issuance for service as a director of a public company (and subject to the disclosure and approval requirements associated with such service).

8.

Cryptocurrencies. Employees may purchase and sell Bitcoin and Ethereum without obtaining prior approval of the CCO. Further, a list of precleared cryptocurrencies will be made available from time to time. No Employee may transact in any other cryptocurrency without obtaining prior approval from the CCO by submitting a clearance request. All cryptocurrencies other than Bitcoin and Ethereum, including those on the pre-approved list, are treated as Reportable Securities under this Integrity Policy and are subject to the quarterly transaction and annual holding reporting requirements.

9.

Grandfathered Reportable Securities: Employees who have Beneficial Ownership of Securities which do not conform to the personal trading requirements or who hold Securities on the Firm’s Restricted List are permitted to hold onto their positions (i.e., they are not required to liquidate these positions). Situations that may result in grandfathered holdings typically relate to: new Employees; when a person becomes an Immediate Family Member of an existing Employee; or if an Employee holds a position in his or her account that is subsequently added to the Firm’s Restricted List. Employees and their Immediate Family Members with Restricted List holdings in their account are required to seek pre-approval from the CCO prior to any additional transactions in such Restricted List security.

10.

Frequent and Short-Term Trading Discouraged. Adams Street encourages Employees to make long-term investments rather than making overly frequent or “day-trades”. Employees should not engage in personal trading that would be considered to consume an excessive amount of personal time and/or attention while at work and which may reasonably interfere with the performance of their Adams Street duties (i.e., trying to time trades when the public stock markets are open). What is considered excessive may be implicated by the frequency of trading, particularly repeatedly moving in and out of the same or equivalent securities. Although situations may arise where a purchase and then sale, or a sale and buy-back may occur over a short period of time, generally Employees should (A) anticipate holding a Security (or exiting a Security) for a minimum of 30 days and (B) understand that more frequent trading may result in additional scrutiny from compliance personnel.

In addition to the restrictions set forth above, Adams Street Partners prohibits Employees from engaging in the following actions:

1.

Making or maintaining an investment in the Securities of a company that he or she knows or should know is being financed by Adams Street Partners managed entities, unless the Securities of the company have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets;

2.

Making or maintaining an investment in any company or business with which Adams Street Partners or its managed entities has a business relationship if the investment is of such a character (e.g., because of the size or value of the investment) as might create, or give the appearance of creating, a conflict of interest;

3.	Entering into any derivative transaction when a direct transaction in the underlying Security would violate this Integrity Policy;

4.

Engaging in personal trading that is out of proportion with his or her personal assets or that might result in financial hardship to him or her or a dereliction of duty to Adams Street Partners, its clients or other of its managed entities; or

5.	Having another person engage in a transaction on his or her behalf that he or she is prohibited from doing by this Integrity Policy.

The CCO generally will not grant prior approval to any transaction in Securities on the Restricted List, but may do so in situations where the transaction is determined to be in compliance with applicable laws and other contractual restrictions. Employees should not communicate any denial by the Software or the CCO of any proposed trade to any person (other than an Immediate Family Member for whose account the approval had been requested) as such denial may be indicative of the Advisers having material, non-public information with respect to such Security.

Prior to the CCO engaging in Securities transactions for which preclearance is required under this Integrity Policy, the CCO will obtain prior approval by a designated Legal Counsel. Securities reports for the CCO will be reviewed by a designated Legal Counsel.

ARTICLE IV

REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS

1.	Initial and Annual Holdings Reports.

a)

Except as otherwise provided below, every Employee will report to the CCO via the Software, in hard copy, or via email, no later than 10 days after the person becomes employed by Adams Street Partners, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes employed by Adams Street Partners):

i)

As applicable, with respect to each Reportable Security in which the Employee has any direct or indirect Beneficial Ownership, the title and type of such Reportable Security, and the exchange ticker symbol or CUSIP number, number of shares and principal amount, and in the case of any private investments or Limited Offerings held, any additional information as compliance personnel may determine relevant;

ii)	As applicable, the name of any broker, dealer or bank with which the Employee maintains an account in which any Reportable Securities are held for the Employee’s direct or indirect benefit; and

iii)	The date the Employee submits the report.

Alternatively, if an Employee has no transactions or accounts to report, this should be indicated on the initial and/or annual holdings report as applicable.

b)

Except as otherwise provided below, every Employee must report to the CCO via the Software at least once annually by February 14 the information described above (which must be current as of a date no more than 45 days before the date on which the report is submitted) for the year ended December 31.

c)

During the course of their employment, Employees are also responsible for promptly advising the CCO or applicable compliance personnel upon the opening of any new brokerage account over which the Employee or an Immediate Family member has beneficial ownership.

2.	Quarterly Transaction Reports.

a)

Except as otherwise provided below, every Employee will report to the CCO via the Software, no later than 30 days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, or disposes of, any direct or indirect Beneficial Ownership in the Reportable Security:

i)

As applicable, for each Reportable Security involved, the date of the transaction, the title and the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;

ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii)	The price of the Reportable Security at which the transaction was effected;

iv)	As applicable, the name of the broker, dealer or bank with or through which the transaction was effected; and

v)	The date the Employee submits the report.

3.

Duplicate Confirmations and Statements. All Employees must direct their brokers to supply to the CCO via the Software (or, where necessary, in hard copy) on a timely basis duplicate copies of confirmations of all personal transactions in Securities and copies of periodic statements for all accounts pertaining to trading in Securities by the Employee and the Employee’s Immediate Family members. Employees should be aware that private investments/Limited Offerings (or other investments which are required to be reported but are not identified on any duplicate brokerage statements) must be submitted to the CCO on a quarterly basis and may be required to be reported in hard copy, depending on whether such private investments/Limited Offerings are maintained in the Software.

4.

Acknowledgement of Receipt of Integrity Policy. Each Employee must be provided with a copy of this Integrity Policy and any amendments. Each Employee must provide the CCO or other designated compliance personnel with a written acknowledgement (in the form appended to Adams Street Partners’ Investment Adviser Compliance Manual) of their receipt of the Integrity Policy and any amendments. Such written acknowledgement may be in the form of an attestation delivered electronically. Employees must sign this acknowledgement upon becoming an Employee and annually thereafter.

5.

Confidentiality of Reporting Under Integrity Policy. The CCO and any other designated compliance personnel receiving reports of Employee holdings and transactions under this Integrity Policy will keep such reports confidential, except to the extent that the CCO and such compliance personnel are required to disclose the contents of such reports to regulators. The CCO will confer with counsel to the extent the CCO believes necessary to determine whether the content of any such reports must be disclosed to such regulators.

ARTICLE V

POLICY STATEMENT ON INSIDER TRADING

The Adviser seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Policy Statement implements procedures to deter the misuse of material, non-public information in securities transactions.

Accordingly, the Adviser forbids any Employee and his/her Immediate Family members from trading, either personally or on behalf of others, while in possession of material, non-public information or advising or encouraging any other person to do so, or communicating material, non- public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Employee and extends to activities within and outside their duties at the Adviser.

Examples of material non-public information may include (but are not limited to) any of the following with respect to a public company: periodic earnings information before a public press release; current company projections of future earnings and losses; declaration of stock splits and stock dividends; changes in previously disclosed financial information; mergers, acquisitions, or takeovers; going-private transactions; proposed issuances of new securities or repurchases of securities; significant changes in operation; significant increases or decreases in net income; extraordinary borrowings; major litigation; financial liquidity problems; significant changes in management; and increases or decreases in dividends. Due to the nature the Adviser’s business, it is not anticipated that Employees will come into possession of such information regularly with respect to the Adviser’s investments; however, Employees should remain alert to whether they may be in possession of material non-public information related to an investment’s vendors, suppliers, competitors, etc.

Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose you to stringent penalties. Under U.S. law, criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The SEC can recover the profits gained or losses avoided through trading restricted under this Integrity Policy, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. In addition, you may be sued by investors seeking to recover damages for insider trading violations. In the UK, insider dealing is a criminal offence that can result in imprisonment of up to seven years and/or an unlimited fine. In addition, the FSA (including any successor regulator) has the power to impose civil penalties for market abuse in an unlimited amount, and may also impose disciplinary sanctions on ASP UK or its Approved Persons, which may include banning individuals from working in the financial services sector or withdrawal of ASP UK’s authorization.

The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material, non-public information to trade in Securities (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

1.	Trading by an insider, while in possession of material, non-public information;

2.

Trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3. Communicating material, non-public information to others.

Any Employee who has any question concerning the Adviser’s policy and procedures regarding insider trading should consult with the CCO or the CCO’s designee. To protect yourself and the Adviser, you should contact the CCO or the CCO’s designee immediately if you believe that you may have received material, non-public information. Often, a single question can forestall disciplinary action or complex legal problems.

ARTICLE VI

PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING

The following procedures have been established to aid the Adviser and all Employees in avoiding insider trading, and to aid the Adviser in preventing, detecting, and imposing sanctions against insider trading. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. Any questions about these procedures should be directed to the CCO or the CCO’s designee.

1.	Before trading Securities for yourself or others, an Employee should ask himself or herself the following questions regarding information in his or her possession:

(i)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

(ii)

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in SEC filings, Reuters, The Wall Street Journal or other publications of general circulation?

2.

If, after consideration of the above, any Employee believes that the information is material and non-public, or if an Employee has questions as to whether the information is material and non-public, he or she should take the following steps:

(i)	Report the information and proposed trade immediately to the CCO or the CCO’s designee.

(ii)	Do not purchase or sell the Securities either on behalf of yourself or on behalf of others, or recommend or encourage any other person to do so.

(iii)	Do not communicate the information inside or outside the Adviser, other than to the CCO or the CCO’s designee.

(iv)

After the CCO or the CCO’s designee has reviewed the issue, the Employee will be instructed either to continue the prohibitions against trading and communication because the CCO or the CCO’s designee has determined that the information is material and non-public, or the

Employee will be allowed to trade the Security and communicate the information.

3.

Information in an Employee’s possession that is identified as material and non-public may not be communicated to anyone, including persons within the Adviser, except as otherwise provided herein. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be kept in a secure location and access to computer files containing material, non- public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception). Additionally, Adams Street has procedures in place regarding (i) the admission and oversight of visitors to Adams Street offices and (ii) secure disposal of documents containing confidential information.

4.

Employees and their Immediate Family members can possess material, non- public information for a variety of reasons, including, but not limited to: (i) serving on a public company’s board of directors, or as an officer or employee; (ii) working at an investment bank, law firm, or consulting firm; (iii) sitting on an issuer’s credit committee and (iv) personal relationships with individuals who are themselves insiders.

5.

If Adams Street Partners owns a position in a public company where an Employee is an officer or serves on the board of directors, Adams Street Partners will generally place such issuer on the Restricted List and will only permit trading in extremely limited circumstances, including trading during such issuer’s open trading window. However, any such trading will be subject to confirmation by the Adviser’s compliance personnel regarding any potential material, non-public information that may be possessed by an Employee serving in such roles.

6.

If, after consideration of the items set forth in Section 1 of this Article VI, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO or the CCO’s designee before trading or communicating the information to anyone.

ARTICLE VII

TREATMENT OF CONFIDENTIAL INFORMATION

The nature of Adams Street Partners’ business is such that Employees may at times be in possession of or have access to confidential, proprietary or market-sensitive information, including material, non-public information as described above. The following provisions govern Employees’ treatment of confidential information:

1.

Obligation to Maintain Confidentiality. The information, observations and data obtained by an Employee during the course of his or her employment with Adams Street Partners concerning the business and affairs of the Firm are the property of

Adams Street Partners. No Employee may disclose to any unauthorized person or use for his or her own account any of such information, observations or data without Adams Street Partners’ written consent, unless and to the extent that the information in question becomes generally known to and available for use by the public other than as a result of the Employee’s acts (or failure to act). Each Employee must deliver to Adams Street Partners at the time his or her relationship with Adams Street Partners terminates, or at any other time that Adams Street Partners may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Adams Street Partners, which the Employee may then possess or have under his or her control.

2.

Ownership of Property. All inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to Adams Street Partners’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by an Employee (either solely or jointly with others) while employed by Adams Street Partners (collectively, “Work Product”) belong to Adams Street Partners. Employees are required to assign all Work Product to Adams Street Partners or its designee. Any copyrightable work prepared in whole or in part by an Employee in the course of his or her work for Adams Street Partners shall be deemed a “work made for hire” under the copyright laws, and Adams Street Partners shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employees are required to assign to Adams Street Partners or its designee all right, title, and interest, including without limitation, copyrights applicable to such copyrightable work. Each Employee shall promptly disclose such Work Product and copyrightable work to Adams Street Partners and perform all actions reasonably requested by Adams Street Partners (whether during or after the period of the Employee’s employment (the “Employment Period”) to establish and confirm Adams Street Partners’ ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

3.

Third Party Information. Adams Street Partners from time to time receives from third parties confidential or proprietary information (“Third Party Information”) that is subject to a duty on the part of Adams Street Partners to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, each Employee must hold Third Party Information in the strictest confidence and may not disclose to anyone (other than personnel of Adams Street Partners who need to know such information in connection with their work for Adams Street Partners) or use, except in connection with his or her work for Adams Street Partners, Third Party Information unless expressly authorized by Adams Street Partners in writing.

4.

Use of Information of Prior Employers. During the Employment Period, no Employee may improperly use or disclose any confidential information or trade secrets of any former employers or any other person to whom the Employee has an obligation of confidentiality, and will not bring onto the premises of Adams Street

Partners any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. Each Employee will use in the performance of his or her duties only information which is (i) generally known and used by persons with training and experience comparable to the Employee’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain; (ii) is otherwise provided or developed by Adams Street Partners; or (iii) any other information which the Employee is lawfully entitled to use.

Certain confidential information may be disclosed to legal counsel, accountants, auditors and advisors to Adams Street Partners who have a need for such information. In fact, Adams Street Partners expects Employees to exercise candor in dealing with such persons. If you have any doubt regarding disclosure of information to these persons, please contact your supervisor, the CCO or the CCO’s designee for guidance. Disclosure of confidential information may also be made where it is required by law.

ARTICLE VIII

EXPERT NETWORKS

The Advisers have adopted a policy (the “Expert Network Policy”) governing the use of “expert networks” (“Expert Networks”) that place Employees in contact with individual industry experts (“Experts”).

As described in the Introduction to this Integrity Policy, the Advisers seek to foster a reputation for integrity and professionalism which is a vital asset to the Firm and have therefore implemented this Integrity Policy to, among other things, deter the misuse of material, non-public information in Securities transactions. The Advisers strictly prohibit the exchange of material, non-public information with Expert Networks or Experts. Accordingly, the purpose of this Expert Network Policy is to prevent the receipt or sharing of information that may be material, non-public information particularly with regard to public companies (which, generally, are outside the scope of the investment mandate for the Advisers), and to foster compliance with applicable Federal Securities Laws.

Employees are permitted to speak with Experts or Expert Networks only about subjects that do not include the sharing of material, non-public information. Although Employees are not expected to come into possession of material, non-public information in the course of speaking with Experts, Employees are required to adhere to this Expert Network Policy.

1.

Pre-Approval of Access by Employees. Adams Street generally limits the Employees who may be in contact with Expert Networks or Experts to members of its Co-Investment, Growth Equity, and Private Credit investment teams (collectively, the “Direct Investment Teams”). Any additional Employees seeking to engage with an Expert or Expert Network must obtain pre-approval from the CCO in writing before doing so. The CCO will maintain a list of all additional Employees who have been so approved.

2.

Pre-Approval of Expert Networks. The CCO maintains a list of all Expert Networks that are approved and will monitor Employees’ engagement of any such approved Expert Networks. Employees may engage or receive information only from Expert Networks on this list or such Expert Networks that subsequently are pre-approved by the CCO in writing. The CCO may remove an Expert Network from the list of approved Expert Networks at any time and will notify all relevant Employees.

In considering whether to pre-approve an Expert Network, the CCO may evaluate certain factors including: (a) reputation of the Expert Network; (b) regulatory history; (c) prior dealings with the Expert Network and its representatives; and (d) the Expert Network’s willingness to represent—in an engagement letter or similar agreement— that it will comply with applicable laws and regulations and will not share material, non-public information with Employees.

3.	Procedures for Use of Expert Networks and Experts.

(i)

Members of the Direct Investment Teams, and such additional Employees that have been pre-approved by the CCO, may engage with an Expert Network (including its Experts) that is on the list of approved Expert Networks maintained by the CCO.

(ii)

Prior to engaging a new Expert Network, an Employee must provide the Expert with a written notice substantially in the form provided directly below, which may be provided in the engagement letter with the Expert Network or provided as a separate notice. In certain circumstances, the CCO may elect to conduct background due diligence on the Expert Network’s compliance policies and procedures in lieu of delivering such a written notice.

(a)	Form of Written Notice to Expert

Adams Street Partners, LLC, and together with its affiliates (“Adams Street”), is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”). Adams Street provides investment advisory services to several private investment funds, separately managed accounts and other investment vehicles.

The general partners, management companies and other entities affiliated with Adams Street strictly prohibit the receipt of material, non-public information about any company during any discussions and/or correspondence. Adams Street maintains policies that require its personnel to report such material, non-public information to its legal and compliance personnel, and such material, non-public information may be reported to the SEC. Accordingly, you should not share any such material, non-public information, and by working with Adams Street you agree to refrain from doing so.

(iii)	Following a meeting or call in which any Employee receives material, non- public information, the lead Employee on the call must either:

(a)

submit to the CCO an “Expert Network Report”—a template form of the report is available either on the Firm’s intranet or from compliance staff upon request—which includes information on: the date and time of the meeting or call; names of participants; name(s) of relevant Adams Street Fund(s); project/deal name; whether the deal represents an add-on to a company; whether any participants were officers or directors of a public company; names of companies discussed; and, a description of any information that could reasonably be considered material, non-public information that was discussed; or

(b)	a transcript of the meeting or call.

In the more likely event that an Employee does not receive any information that reasonably could be considered material, non-public information, such Employee is not required to submit an Expert Network Report.

(iv)

The Direct Investment Teams will make available to the CCO upon the CCO’s request a list of scheduled Expert Network calls. The CCO or the CCO’s designee may from time to time participate in Expert Network calls.

4.

Sharing or Receiving Material, Non-Public Information. As described above in Article VII on the Treatment of Confidential Information, this Integrity Policy prohibits Employees from communicating material, non-public information to others. For the avoidance of doubt, Employees are prohibited from sharing material, non-public information with Expert Networks or Experts.

Notwithstanding anything contained in this Expert Network Policy, and consistent with the Integrity Policy, Employees should immediately notify the CCO if they believe they have come into possession of material, non-public information provided by an Expert Network, an Expert or any other person, regarding any company. Employees are required to consult with the CCO if they are unsure whether information is material, non-public information.

5.

Non-Experts. This Expert Network Policy does not apply to legal counsel, accountants, professional consulting firms engaged with respect to market or industry trends (e.g., Boston Consulting Group, L.E.K. Consulting), insurance providers (e.g., Marsh, Aon), financial advisory firms, debt financing sources and other consultants engaged in connection with potential acquisition transactions, subject in all cases to the “Sharing or Receiving Material, Non-Public Information”

section above.

ARTICLE IX

GIFTS

Employees are permitted to accept and give business-related gifts of nominal value or those that are customary in the industry, such as meals or entertainment, at or below the de minimis threshold of $250 (or its equivalent). No gift with a value in excess of $250 (or its equivalent), or that is not customary in the industry, may be accepted or given by Adams Street Partners personnel without written preapproval from the CCO or the CCO’s designee. For the avoidance of doubt, Employees may not accept business-related gifts of cash (or its equivalent, such as gift cards) without the approval of the CCO.

Other than nominal or customary gifts as described above, Employees generally may not accept business-related gifts (e.g., gifts from GPs, investors, or vendors) and are required to avoid the receipt of any gift that would create an appearance of improper influence.

To the extent that you have any doubt regarding the propriety of a gift offered or given to you or proposed to be given by you, or to the extent that you are uncertain of the value of a gift offered to you, you should contact the CCO or the CCO’s designee for guidance and/or written preapproval with respect to the gift in question. Also, if you find yourself in the position of accepting or giving a gift that is not nominal or customary or that is worth more than $250 because as a practical matter you could not refuse it (e.g., it would have been commercially embarrassing or awkward to refuse it), you are required to report it to the CCO or the CCO’s designee as soon as possible.

Employees should use good judgment to avoid any Gifts that place an Adviser in a difficult, embarrassing or conflict situation with its clients. Employees should discuss any questions they may have regarding Gifts with the CCO prior to giving or accepting such Gifts.

Additional information on the Advisers’ Gift Policy is available in the Compliance Manual.

ARTICLE X

OTHER POTENTIAL CONFLICTS OF INTEREST

1.

Suppliers. Adams Street Partners’ policy is to award orders, contracts and commitments to suppliers of goods and services only after a fair and impartial evaluation of relevant information has been completed. No Employee shall accept any bribe, “kick-back” or similar consideration from a supplier or potential supplier, nor deal with a supplier solely on the basis of family relationship, friendship or similar considerations (such as direct or indirect ownership or financial relationship). Although a family or other personal or financial relationship will not necessarily preclude Adams Street Partners from conducting business with a particular supplier, all such relationships must be clearly identified by an Employee to his or her supervisor prior to the awarding of a supplier contract. Additionally, even if an Employee is not directly responsible for the awarding of a contract, an Employee still has an obligation to disclose potential conflicts of interest. For example, even if not involved in the negotiation or selection process, an Employee should disclose if they become aware that the Advisers are considering engaging a law or accounting firm for which the Employee’s Immediate Family Member works.

2.	Outside Activities.

(i)

General. Unless approved by the CCO or the CCO’s designee, no Employee may engage in any outside activity, including the conduct of another business or acceptance of employment with another business firm, that could interfere with the Employee’s duties to Adams Street Partners, could reflect adversely on Adams Street Partners, or could raise actual, potential or perceived conflict of interest issues. Except as specifically approved by the CCO or the CCO’s designee, any compensation received for services as a director, or the equivalent of a director, of an entity in which Adams Street Partners in its individual or fiduciary capacity has an equity interest shall be paid to Adams Street Partners, its managed entities or charity, as appropriate.

(ii)

Not-for-Profit Activities. Adams Street Partners encourages participation by Employees in not-for-profit activities to the extent that such activities do not reduce their effectiveness in performing duties on behalf of Adams Street Partners, reflect negatively on Adams Street Partners, or generate an actual or potential conflict of interest. If there are any questions regarding participation in any such activity that does not meet these standards, no action should be taken without the prior approval of the CCO or the CCO’s designee. Employees who serve as directors or trustees of not-for-profit organizations must report that involvement to the CCO or the CCO’s designee. Any request for Adams Street Partners’ involvement with a not- for-profit organization should be referred to the CCO or the CCO’s designee.

(iii)

Business Interests and Government Positions. Each Employee is required to maintain on file with the CCO or the CCO’s designee current information with respect to the Employee’s Reportable Business Interests and Reportable Government Positions, as defined below. This information is to be reported at the time the Reportable Business Interest or Reportable Government Position is acquired, and subsequently updated as needed (for example, by completion of an Affirmation Statement). All Employees also are required to notify the CCO or the CCO’s designee promptly upon disposing of a Reportable Business Interest or relinquishing a Reportable Government Position. An Employee is deemed to have a “Reportable Business Interest” as to each corporation, association, partnership, firm, business trust, sole proprietorship or other business entity (other than Adams Street Partners) with respect to which:

(a)	Such Employee together with his/her Immediate Family (i) own

(whether legally, equitably or otherwise), in the aggregate, 10 percent or more of an equity interest in such entity (or, in the case of a corporation, 10 percent or more of the total outstanding shares of any class of stock), or (ii) hold, in the aggregate, indebtedness of such entity which equals or exceeds 5 percent of such entity’s outstanding debt;

(b)

Such Employee together with his/her Immediate Family has the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of securities, by contract, by intercompany relationships, or otherwise; or

(c)

Such Employee or his/her Immediate Family holds any of the following positions in such entity: (i) officer, director, trustee or general partner; or (ii) employee, beneficiary, participant or associate with managerial or policy-making responsibilities.

An Employee is deemed to have a “Reportable Government Position” in each national, local or other government entity where the Employee serves as a director, agent, employee, officer, trustee or member of any governing body or committee.

ARTICLE XI

ADMINISTRATION OF THE INTEGRITY POLICY

1.	Each Employee must report any violations of this Integrity Policy promptly to the CCO or the CCO’s designee.

2.	The CCO or the CCO’s designee will review Employee securities holdings and transaction reports that are submitted pursuant to Article IV.

3.

The CCO may, under circumstances that she deems appropriate and not opposed to the interests of the Adviser’s clients, create exceptions to requirements under this Integrity Policy that are not expressly mandated under the Federal Securities Laws.

ARTICLE XII

SANCTIONS

Upon discovery of a violation of this Integrity Policy, the Adviser may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, disgorgement of profits from Securities transactions in violation of this Integrity Policy, or termination of the employment (or other applicable relationship with Adams Street Partners) of the violator.